Exhibit 99.1

FOR IMMEDIATE RELEASE

Real Mex Restaurants Appoints Richard E. Rivera as CEO
Industry Veteran Cites Freshness and Authenticity

Cypress, CA, April 7, 2009 – Real Mex Restaurants, Inc. (“RMR”) today announced the appointment of Richard (Dick) E. Rivera as President and Chief Executive Officer (“CEO”) and Chairman of the Board, effective immediately.

Doug Tapley, a member of the Board of Directors for RMR, said: “Dick is a seasoned veteran with unparalleled experience, and we are thrilled he is taking the helm at Real Mex. With more than three decades of operating and management experience, including Darden Restaurants, Inc. (NYSE: DRI), RARE Hospitality (NYSE: RARE), and TGI Friday’s, he has a proven record of leadership and a vision that will enable Real Mex to grow.”

Since December 2008, Steve Tanner, previously the Company’s Chief Financial Officer (“CFO”), has been serving as the company’s interim CEO. Mr. Tanner will resume his role as CFO for RMR.

“Steve has been tireless in leading RMR during a challenging period and we are grateful for his tenacity and his dedication to the organization. He has kept the business on track in a difficult economic climate and we look forward to working with him in the future,” Tapley added.

“I have been a fan of El Torito, Chevy’s and other RMR restaurant operations for a long time. Their fresh, high-quality, authentic Mexican food is what today’s consumer is looking for. I am excited to be joining an organization that is so committed to its employees and guests and look forward to building on all that has been achieved at Real Mex Restaurants,” Rivera said.

About Richard E. Rivera
Mr. Rivera, 62, is currently President and CEO of Rubicon Enterprises LLC, an Sarasota, FL based restaurant management and investment company with ownership in four T.G.I Friday’s and six Marlow’s Taverns.

Prior to Rubicon, Rivera spent much of his career with Darden Restaurants, Inc., the parent company which operates casual dining concepts that include Red Lobster, Olive Garden, Bahama Breeze and Seasons 52. From 2002 to 2004, Mr. Rivera was Vice Chairman, President and Chief Operating Officer (COO) responsible for the day-to-day operations at the world’s largest casual dining company. Before assuming the COO role, Mr. Rivera was President of the Red Lobster division of Darden from 1997 to 2002.

Prior to Darden, Mr. Rivera served at various times as CEO, President and/or EVP of the following restaurant concepts: Chart House Enterprises, RARE Hospitality International (Long Horn Steakhouse, The Capital Grille, among other restaurant concepts), Applebee’s TGI Friday’s, Del Taco, El Chico, and Steak & Ale Restaurants of America.

Mr. Rivera is also active on behalf of the industry having served as Chairman of the National Restaurant Association in 2007-2008 and as a board member since 1993.

Mr. Rivera served in the U.S. Army as a First Lieutenant from 1968-1970. He received a B.A. from Washington and Lee University and an Honorary Doctorate in Business Administration from Johnson & Wales. In addition, he currently serves on the board of
Auntie Anne’s and Winn-Dixie Stores Inc (NASDAQ: WINN).

About Real Mex
Headquartered in Cypress, California, Real Mex Restaurants is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 189 company owned restaurants, 155 in California and an additional 34 in 12 other states. They include 70 El Torito Restaurants, 68 company-owned Chevys Fresh Mex® Restaurants, 32 Acapulco Mexican Restaurants, 9 El Torito Grill Restaurants, 2 Sinigual Restaurants, the Las Brisas Restaurant in Laguna Beach, and several regional restaurant concepts such as Who-Song and Larry’s, Casa Gallardo and El Paso Cantina.

Real Mex Restaurants is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at
www.realmexrestaurants.com

Media Contact:
Dick Keil, dkeil@pstrategies.com
202-251-4470